Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), is entered into as of the 30th day of June, 2010 by and between Maxwell Technologies, Inc., a Delaware corporation having a principal place of business at 5271 Viewridge Ct., Ste. 100, San Diego, CA 92123 (hereinafter referred to as “MAXWELL”), and Edward Caudill (hereinafter referred to as “CONSULTANT”).

WITNESSETH

WHEREAS, MAXWELL is currently engaged in the business of designing, manufacturing, marketing, and selling energy storage technology and related applications throughout the world; and

WHEREAS, CONSULTANT was previously a member of MAXWELL’S Board of Directors until June 30, 2010 and, in connection with CONSULTANT’s resignation from MAXWELL’S Board of Directors effective as of June 30, 2010, MAXWELL and CONSULTANT have agreed on the terms and conditions pursuant to which CONSULTANT will be retained to provide consulting services to MAXWELL.

NOW, THEREFORE, the parties agree as follows:

1.	APPOINTMENT OF CONSULTANT. By this Agreement, MAXWELL appoints CONSULTANT, and CONSULTANT accepts such appointment, to provide advice and consulting services to MAXWELL in accordance with the terms and conditions of this Agreement. It is expressly understood and agreed that CONSULTANT is appointed by MAXWELL and shall report to MAXWELL’s Chairman of the Board (the “Chairman”).

1.1.	Scope of Consulting Services. CONSULTANT is retained to perform certain market analysis and related services (hereinafter the “Services”) on topics reasonably and mutually agreed upon by CONSULTANT and the Chairman in writing. The deliverables for each consulting project shall include a written report to MAXWELL’S Board of Directors regarding the agreed upon subject matter. Unless otherwise agreed to in writing between CONSULTANT and Chairman, it is the understanding of the parties that a written report on the agreed upon subject matter will be provided on a quarterly basis, no later than the last day of each calendar quarter. Representative consulting projects could include market analyses relating to electrical grids, trucks and other diesel-powered transportation vehicles (excluding automobiles).

1.2.	Standard of Care. CONSULTANT certifies that the consulting specified herein will be performed with the customary thoroughness and competence of CONSULTANT’s profession, in accordance with the standard for professional services of the type rendered.

2.	NATURE OF RELATIONSHIP. The relationship of CONSULTANT to MAXWELL is that of an independent contractor and nothing herein shall be construed as creating any other relationship. As such, CONSULTANT shall comply with all laws and assume all risk incident to the status of independent contractor. This includes, but is not limited to, responsibility for all applicable federal and state income taxes, associated payroll and business taxes, licenses and fees, and such insurance as is necessary for the CONSULTANT’s protection in connection with work performed under this Agreement. It is understood that CONSULTANT shall not be, represent, act, purport to act, or be deemed to be an agent, representative or employee, of MAXWELL. CONSULTANT shall control the time, manner, and place of performance of the Services and shall provide all equipment and materials necessary to complete the Services.

3.	COMPENSATION. CONSULTANT shall be compensated for the Services rendered as set forth in this Agreement.

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3.1.	Equity Component.

3.1.1.	On February 10, 2010, CONSULTANT was granted an award of 4,000 shares of common stock of Maxwell under the Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan in connection with CONSULTANT’s service on MAXWELL’S Board of Directors (the “Restricted Stock Award”). Pursuant to its terms, the Restricted Stock Award vests on February 10, 2011 (i.e., the one-year anniversary of the grant date), provided that CONSULTANT continues to provide service as an employee or director. MAXWELL and CONSULTANT hereby agree, subject to the approval of MAXWELL’S Board of Directors, that the terms of the Restricted Stock Award are amended to allow CONSULTANT to fully vest in the Restricted Stock Award on February 10, 2011, so long as CONSULTANT continues as a service provider to MAXWELL through such date as a consultant pursuant to the terms of this Agreement. Except as amended hereby, the Restricted Stock Award shall continue in full force and effect as originally constituted and is ratified and affirmed by the parties hereto.

3.1.2.	CONSULTANT’s restricted stock units issued in connection with CONSULTANT’s service on MAXWELL’S Board of Directors and earned through June 30, 2010 shall vest and be settled 60 days following the effective date of CONSULTANT’s resignation from MAXWELL’S Board of Directors on June 30, 2010, in accordance with their terms.

3.1.3.	CONSULTANT further agrees that he has no additional rights in any equity awards provided to him as a director of MAXWELL and that any such rights terminated in accordance with their terms upon CONSULTANT’S resignation from MAXWELL’S Board of Directors.

3.2.	Consulting Fees. As compensation for the performance of the Services, CONSULTANT shall receive $20,000 per calendar quarter during the term of this Agreement, payable in arrears within thirty (30) days following the end of the calendar quarter. For the avoidance of doubt, (i) the maximum aggregate amount payable under this Agreement shall not exceed $120,000 for the six calendar quarters during the term of this Agreement, subject to termination for Cause (as defined in Section 4 below) and (ii) the first quarterly payment of $20,000 shall cover June 30, 2010 through September 30, 2010.

3.3.	Reimbursement of Expenses. CONSULTANT shall not be reimbursed for any business and travel expenses incurred by CONSULTANT in performing the Services, unless otherwise agreed in advance and in writing by the Chairman.

3.4.	Withholding and Benefits. All fees payable to CONSULTANT under this Agreement shall be made in full, and without any withholding, deduction, or offset of any state or federal withholding taxes, FICA, SDI, or income taxes, nor shall MAXWELL be obligated to pay any of CONSULTANT’s employees’ taxes. CONSULTANT hereby covenants and agrees that it shall be solely responsible for all taxes, withholding, FICA, SDI, and other similar items (both employee and employer portions) with respect to all fees paid by MAXWELL under this Agreement, and agrees to indemnify and hold MAXWELL harmless with respect to such taxes and withholding. CONSULTANT shall not be eligible for, participate in, or be entitled to any insurance, benefit, retirement, or other plan or program provided by MAXWELL to its employees.

4.	TERM OF THE AGREEMENT. Except as provided below, this Agreement, and the Services to be performed under it, shall commence on the date of this Agreement, and shall continue thereafter through December 31, 2011, at which time this Agreement shall automatically terminate.

4.1.

Termination for Cause. MAXWELL shall have the right to terminate this Agreement for Cause. For purposes of this Agreement, “Cause” shall mean: (i) indictment or conviction of any felony or of any crime involving dishonesty; (ii) participation in any fraud against MAXWELL; or (iii) failure to deliver the Services as required under this Agreement. With respect to any alleged Cause in subcategory (iii), the Consulting Agreement shall not be terminated until 30 days after

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CONSULTANT receives specified written notice of the alleged Cause, and only if CONSULTANT has not cured the alleged Cause by that date.

4.2.	Final Payment. Upon termination or cancellation of this Agreement which results in a pay period less than a calendar quarter, CONSULTANT shall be paid a pro rated amount for such calendar quarter from the beginning of such calendar quarter to the time specified in the termination or cancellation notice.

4.3.	Survivability. The terms and conditions in this Agreement that by their sense and context are intended to survive the performance hereof by either or both parties shall so survive the termination, cancellation, or completion of performance of this Agreement.

5.	CONFIDENTIALITY. CONSULTANT agrees to keep in confidence and protect all information disclosed to CONSULTANT during the term of this Agreement using a standard of at least reasonable care for a period of five (5) years from its receipt, and in no event will use a standard of care that is less than it employs with respect to its own confidential information. In addition, CONSULTANT agrees that it will not disclose to others, duplicate, or use such information for any purpose other than that for which it is intended without the prior written consent of MAXWELL. CONSULTANT further agrees that during and after the termination of this Agreement, CONSULTANT will not utilize any of MAXWELL’s confidential or proprietary information to interfere, disrupt, damage, impair, or interfere with the employees or business of MAXWELL.

5.1.	Definitions. For purposes of this Agreement, confidential or proprietary information is that which MAXWELL wishes to maintain control by preventing its unauthorized use, reproduction or disclosure, except that it is expressly understood by both parties that proprietary or confidential information does not include:

•	Information which at the time of disclosure is in the public domain; or

•	Information which, after disclosure, is published or otherwise becomes part of the public domain through no fault of CONSULTANT; or

•

Information which CONSULTANT can show was received by it after the time of disclosure hereunder from a third party who did not require CONSULTANT to hold it in confidence and who did not acquire it, directly or indirectly, from MAXWELL; or

•	Information which was known to CONSULTANT prior to the time of the disclosure; or

•	Information which is disclosed with the prior written permission of MAXWELL; or

•	Information which is independently developed by CONSULTANT, as evidenced by its business records.

6.	WORK PRODUCT. The results of work performed under this Agreement by CONSULTANT are the property of MAXWELL.

7.	ADDITIONAL PROVISIONS

7.1.	Public Release of Information. No information relating to this Agreement or work performed under this Agreement shall be released to third parties without advance written approval of MAXWELL. In no event shall the interest of MAXWELL in any work performed by CONSULTANT under this Agreement be included in any advertising without advanced written approval of MAXWELL. Requests for such authorization shall be forwarded to MAXWELL at least eight (8) weeks in advance of the date of presentation or publication.

7.2.

Indemnification. CONSULTANT shall indemnify, defend and hold harmless MAXWELL from and against any and all claims and actions and all expenses incidental to such claims or actions, based upon or arising out of damage to property or injuries to persons or other tortious acts caused or contributed to by CONSULTANT or anyone acting under CONSULTANT’s direction or control or on CONSULTANT’s behalf in the course of performing services under this Agreement. Should

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performance of work under this Agreement require CONSULTANT to enter premises of MAXWELL, CONSULTANT shall indemnify, defend and hold harmless MAXWELL from and against all claims for bodily injuries, including death, or damage to property caused by the condition of any premises, equipment, or other property being used or operated by CONSULTANT.

7.3.	Entire Agreement. This Agreement constitutes the entire agreement between MAXWELL and CONSULTANT. It supersedes all prior or contemporaneous communications, representations or agreements whether oral or written with respect to the subject matter thereof and has been induced by no representations, statements, or agreements other than those herein expressed. No agreement hereafter made between the parties shall be binding on either party unless reduced to writing and signed by an authorized representative of the party sought to be bound thereby.

7.4.	Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

7.5.	Remedies. In the event that CONSULTANT breaches or threatens to breach any covenants expressed in this Agreement both parties agree that irreparable harm may occur and that MAXWELL shall be entitled to injunctive and equitable relief to restrain such breach, in addition to all other remedies available to MAXWELL at law or in equity. CONSULTANT agrees it will indemnify and hold harmless MAXWELL from losses, damages, causes of action, and attorney’s fees incurred by MAXWELL arising from the breach of this Agreement by CONSULTANT.

7.6.	Governing Law. The validity, performance and all matters relating to the interpretation and effect of this Agreement shall be governed by the laws of the State of California.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DATE AND YEAR FIRST WRITTEN ABOVE.

Maxwell Technologies, Inc.	Consultant

/s/ Robert Guyett	/s/ Edward Caudill
Robert Guyett, Chairman of the Board	Edward Caudill

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